Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-219707, 333-257162, 333-281482) of Flushing Financial Corporation of our report dated May 21, 2026, relating to the financial statements and supplemental schedule of Flushing Bank 401(k) Savings Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

New York, New York

May 21, 2026